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Exhibit 5.1

[Letterhead of Kirkpatrick & Lockhart Nicholson Graham LLP]

March 25, 2005

Genetronics Biomedical Corporation
11494 Sorrento Valley Road
San Diego, CA 92121

Ladies and Gentlemen:

        We have acted as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 4,121,303 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of Genetronics Biomedical Corporation, a Delaware corporation (the "Company"), consisting of:

        1.     56,648 shares of Common Stock issued as dividends to holders of the Company's Series A Cumulative Convertible Preferred Stock, Series B Cumulative Convertible Preferred Stock and Series C Cumulative Convertible Preferred Stock on September 30, 2004 and/or December 31, 2004,

        2.     (a)    1,540,123 shares of Common Stock, and

          (b)   508,240 shares of Common Stock issuable upon exercise of warrants,

which were originally issued in a private placement completed on January 10, 2005 (the "Private Placement"),

        3.     50,000 shares issuable upon exercise of warrants originally issued in December 2004 in connection with the Company's entry into a lease for its corporate headquarters, and

        4.     1,966,292 shares of Common Stock issuable upon conversion of 1,966,292 shares the Company's Series D Convertible Preferred Stock (the "Series D Preferred Shares"), originally issued as part of the purchase price of the Company's acquisition of Inovio AS, which was completed on January 25, 2005.

        You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

        Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

        Based upon and subject to the foregoing, it is our opinion that

        A.    (i)    56,648 of the Shares issued as dividends and referred to in paragraph numbered 1 above, and

          (ii)   1,540,023 of the Shares acquired pursuant to the Private Placement and referred to in the paragraph numbered 2(a) above are duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company;

        B.    (i)    508,240 of the Shares issuable upon exercise of warrants and referred to in the paragraph numbered 2(b) above, and

          (ii)    50,000 of the Shares issuable upon exercise of warrants and referred to in the numbered paragraph 3 above,

are duly authorized for issuance by the Company and upon exercise of such warrants and payment of the applicable exercise price in accordance with the terms of the applicable warrants will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company; and

        C.    1,966,292 of the Shares issuable upon conversion of the Series D Preferred Shares and referred to in the numbered paragraph 4 above are duly authorized for issuance by the Company and upon conversion of the Series D Preferred Shares in accordance with the terms therefor as set forth in the Company's Certificate of Incorporation, as amended, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

                      Yours truly,

                      /s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

                      Kirkpatrick & Lockhart Nicholson Graham LLP

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  Exhibit 5.1